                                                                     EX-99.B8AII
                                                           Exhibit 24(b)8(a)(ii)
As of __________,1998


VIA UPS OVERNIGHT
-----------------

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re:      Global Custody Agreement, Effective May 1, 1996
         between The Chase Manhattan Bank and those registered
         investment companies (and on behalf of certain series
         thereof), listed on Schedule A attached thereto
         ("Agreement")
         --------------------------------------------------------

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Equity Funds V, Inc. for the benefit of Mid-Cap Value Fund and Small Cap Contrarian Fund (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for these Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective 1998. Kindly acknowledge your agreement to provide such services and to add these Series to Schedule A by signing in the space provided below.

                                        DELAWARE GROUP INCOME FUNDS, INC.
                                            on behalf of Mid-Cap Value Fund and
                                            Small Cap Contrarian Fund



                                        By:_____________________________________
                                              David K. Downes
                                        Its:  Executive Vice President
                                              Chief Operating Officer
                                              Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK

By:_____________________

Its:____________________